ALLIANZ INVESTMENT MANAGEMENT LLC
                      FOURTH AMENDMENT AND RESTATEMENT TO
                               CODE OF ETHICS AND
                             INSIDER TRADING POLICY
                           EFFECTIVE JANUARY 12, 2009

                               TABLE OF CONTENTS

INTRODUCTION


SECTION 1.   PERSONAL TRADING, CONDUCT, AND REPORTING..........................1

      1.1   Statement of General Principles....................................4
      1.2   Disclosure and Reporting Requirements..............................4
      1.3   Substantive Restrictions on Personal Investing Activities..........6
      1.4   Trading While In Possession of Material, Non-public Information....7
      1.5   Sanctions..........................................................7
      1.6   Confidential Information...........................................7
      1.7   Gifts..............................................................7
      1.8   Services as Director...............................................8
      1.9   Responsibilities of the Chief Compliance Officer...................8
      1.10  Responsibilities of the Board of Governors.........................9
      1.11  Records............................................................9
      1.12  Regular Reporting to Fund Trustees................................10
      1.13  Amendments to the Code............................................10

SECTION 2.   INSIDER TRADING POLICY AND PROCEDURES............................10

      2.1   Statement of General Principles...................................10
      2.2   Who is an Insider?................................................10
      2.3   What is Material Information?.....................................11
      2.4   What is Non-Public Information?...................................11
      2.5   Basis for Liability...............................................11
      2.6   Penalties for Insider Trading.....................................12
      2.7   Procedures to Implement the Policy Against Insider Trading........12
      2.8   Chinese Wall Procedures...........................................13
      2.9   Resolving Issues Concerning Insider Trading.......................13


APPENDIX I....................................................................14
APPENDIX II...................................................................18
APPENDIX III..................................................................19
APPENDIX IV...................................................................20
APPENDIX V....................................................................22
APPENDIX VI ..................................................................23
APPENDIX VII..................................................................24
APPENDIX VIII.................................................................25
APPENDIX IX...................................................................26

                       ALLIANZ INVESTMENT MANAGEMENT LLC
                      FOURTH AMENDMENT AND RESTATEMENT TO
                               CODE OF ETHICS AND
                             INSIDER TRADING POLICY
                           EFFECTIVE JANUARY 12, 2009


                                  INTRODUCTION

      This Code of Ethics (the "Code") is adopted in compliance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940. The Code is intended to prevent fraud by reinforcing fiduciary principles that must govern the conduct of officers and directors of Allianz Investment Management LLC ("AZIM") and certain other individuals who perform functions on behalf of AZIM ("Covered Persons").

      The Code is based on the fundamental principle that AZIM and all individuals who are Covered Persons under the Code must put client interests first. As an investment adviser, AZIM has fiduciary responsibilities to its clients. Fiduciaries owe their clients a duty of honesty, good faith, and fair dealing. AZIM must act at all times in the best interests of its clients and must avoid or disclose any conflicts of interest. Access Persons (defined on page 2 of this Code) may possess knowledge regarding present or future transactions by a series of the Allianz Variable Insurance Products Trust, (the "VIP Trust"), the Allianz Life Variable Insurance Products Fund of Funds Trust (the "FOF Trust) (collectively referred to as the "Trusts"), the AZL Alternative Investments Trust (the "AIT"), or the AZL Strategic Investments Trust (the "SIT"), or may have the ability to influence portfolio transactions made by AZIM or by a subadviser to the VIP Trust. Among AZIM's fiduciary responsibilities is the responsibility to ensure that its Access Persons conduct their personal Securities transactions in a manner which does not interfere or appear to interfere with any client transactions or otherwise take unfair advantage of transactional information to which they have access in the course of their duties. Capitalized terms contained in this Code are defined in Appendix I hereto.

      In view of the above, AZIM has adopted this Code to establish reporting requirements and enforcement procedures designed to prohibit potential conflicts of interest and regulate personal Securities trading. AZIM has established two categories of Covered Persons subject to the Code.

   o Associated Persons: Each officer, director, and employee of AZIM and any person designated by the Chief Compliance Officer who is an employee of an affiliate of AZIM, and who regularly works in AZIM's principal business.

   o Access Persons: Any director, officer[[[1]], general partner or employee of AZIM who, in connection with his or her regular functions or duties, participates in, or obtains information regarding, the purchase or


_______________________________________

[1]For purposes of this definition, the term "officer" shall typically exclude non-employee ministerial officers not actively involved in the Firm's business, including a Secretary, Assistant Secretary, Assistant Treasurer, or Compliance Officer who, with respect to any Client that is a mutual fund, does not make any recommendation regarding the purchase or sale of a portfolio security, or participate in the determination of which recommendation will be made, and whose principal function or duties do not relate to the determination of which recommendation will be made, and who does not, in connection with his or her duties, obtain any information concerning recommendations of portfolio Securities by the Firm. See Securities Exchange Act Rule 16a-1(f).

      sale of Securities by funds of the Trusts, the AIT or the SIT, or whose functions relate to the making of any recommendations with respect to such purchases or sales. This includes any individuals who are actively involved in oversight of the investment activities of subadvisers to any of the funds of the VIP Trust, or who conduct trading on behalf of the SIT, or who have or may have access to near contemporaneous portfolio and trading information of any of the funds of the Trusts, the AIT or the SIT.

      To assure that personal trading by Covered Persons is adequately reviewed and monitored on an ongoing basis, this Code generally imposes the requirements and restrictions outlined below.

Associated Persons:

   o must comply with all applicable federal securities laws;

   o must review and sign an acknowledgement of receipt of this Code (see Appendix II) and an acknowledgement of receipt of any amendments to this Code;

   o must annually certify that they have complied with the requirements of this Code (see Appendix III);

   o are prohibited from accepting gifts of more than nominal value from persons doing business with AZIM or an affiliate; and

   o are prohibited from trading in a security while in possession of material, non-public information.

Access Persons:

   o must comply with the requirements and restrictions imposed on Associated Persons;

   o must pre-clear all personal Securities transactions with AZIM's Chief Compliance Officer (or his designee), other than transactions in Exempt Securities and Exempt Transactions (see Appendix IV);

   o must have copies of trade confirmations and account statements sent to the Chief Compliance Officer (see Appendix V);

   o must file quarterly transaction reports with the Chief Compliance Officer (see Appendix VI);

   o must make initial and annual Securities holdings reports to the Chief Compliance Officer (see Appendices VII and VIII);

   o are generally prohibited from trading contemporaneously with a Trust portfolio or an AIT or SIT investment when In Receipt of Portfolio Information.

   o are generally prohibited from purchasing IPO's;

   o are generally prohibited from purchasing private placements or limited offerings;

   o are prohibited from engaging in Short Term Trading; and

   o are prohibited from purchasing a Related Fund Share without pre-clearance.

      All information concerning personal Securities transactions obtained by AZIM under this Code will be kept in strict confidence, except that such information will be made available, when specifically requested, to the United States Securities and Exchange Commission (the "SEC") or any other regulatory or oversight organization which has jurisdiction over AZIM's operations.

                                 CODE OF ETHICS

SECTION 1.**PERSONAL TRADING, CONDUCT, AND REPORTING

      1.1   STATEMENT OF GENERAL PRINCIPLES

      It is the policy of AZIM that Covered Persons should: (1) at all times place the interests of the Trusts, AIT and SIT first; (2) conduct all personal Securities transactions in a manner that is consistent with this Code and avoid any actual or potential conflict of interest or any abuse of the individual's position of trust and responsibility; and (3) adhere to the fundamental standard that Firm personnel should not take inappropriate advantage of their positions.

      Covered Persons shall comply with all applicable federal securities laws. Covered Persons shall not, in the connection with the purchase or sale by such person:

            1. employ any device, scheme or artifice to defraud;

            2. make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

            3. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit; or

            4. engage in any manipulative practice.

      1.2   DISCLOSURE AND REPORTING REQUIREMENTS

            1. Pre-clearance

                  Access Persons are required to pre-clear all transactions in
            Securities with the Chief Compliance Officer or his designee, including transactions in options and other derivative Securities, other than transactions in Exempt Securities and Securities purchased in Exempt Transactions, in which the person has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership.[[[2]] A pre-clearance form is attached as Appendix IV.


_______________________________________

[2]Generally, a person should consider himself or herself beneficial owner of Securities held by his or her spouse, minor children, a relative who shares his or her home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, he or she obtains from such Securities benefits substantially equivalent to those of ownership. A person should also consider himself or herself the beneficial owner of Securities if he or she can vest or revest title in himself or herself now or in the future. For a more complete definition of the term Beneficial Ownership see Appendix I.

            2. Records of Securities Transactions

                  Access Persons may direct their brokers, as well as banks and other financial institutions effecting Securities transactions on their behalf, to provide the Chief Compliance Officer with duplicate copies of confirmations of all personal Securities transactions and copies of periodic statements for all Securities accounts on a timely basis. A form of letter requesting duplicate confirmations and account statements is attached as Appendix V. A written confirmation of any non-exempt Securities transactions that are transacted without the use of a broker must be delivered within ten days of the occurrence to the Chief Compliance Officer. If an Access Person chooses not to have his or her trade confirmations and periodic account statements sent directly to the Chief Compliance Officer, the Access Person must provide copies of such trade confirmations and periodic account statements to the Chief Compliance Officer directly within the time limits prescribed below.

                  Access Persons must report to the Chief Compliance Officer the opening of a new brokerage account within ten days and will also be required to file quarterly transaction reports, due no later than 30 days after the close of the calendar quarter. A form for this purpose is attached as Appendix VI.

            3. Initial and Annual Disclosure of Personal Holdings

                  Access Persons are required to disclose all personal
            Securities holdings no later than ten days after becoming an Access Person and thereafter on an annual basis within ten calendar days after year end. This report must be current as of a date not more than 45 days prior to the person becoming an Access Person, in the case of initial reports, or, in the case of annual reports, not more than 45 days prior to the date the report is submitted. Exempt Securities are not required to be reported, however, Securities obtained in an Exempt Transaction are required to be reported.
            Forms for initial and annual reports are attached as Appendices VII and VIII.

            4. Acknowledgement of Receipt of Code

                  Covered Persons are required to review and sign an
            acknowledgement of the Code. A form for this purpose is attached as Appendix II.

            5. Annual Certification of Compliance with the Code

                  Covered Persons are also required to certify annually that they have read and understand this Code and any amendments to this Code. They must further certify that they have complied with the requirements of this Code and that they have disclosed or reported all personal Securities transactions required to be disclosed or reported. A form for this disclosure is attached as Appendix III.

            6. Reporting Violations of the Code

                  Covered Persons are required to report any violations of the
            Code promptly to the Chief Compliance Officer. If the Chief Compliance Officer is involved in the violation, the violation shall be reported to an executive officer of AZIM. Reports may be submitted anonymously. The Chief Compliance Officer or executive officer of AZIM will investigate all reports of violations promptly and appropriately. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code. Examples of violations that should be reported include: (1) noncompliance with applicable laws, rules, and regulations; (2) fraud or illegal acts involving any aspect of AZIM's business; (3) material misstatement in regulatory filings or internal books and records; (4) activity that is harmful to the Trusts; and (5) deviations from required controls and procedures that safeguard the Trusts and AZIM.

      1.3   SUBSTANTIVE RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

            1. Initial Public Offerings

                  Access Persons generally are prohibited from acquiring any
            Securities in an initial public offering (an "IPO"). In limited situations, at the discretion of the Chief Compliance Officer, permission to purchase Securities in an IPO may be granted.

            2. Private Placements

                  Access Persons generally are prohibited from investing in a private placement or limited offering. In limited situations, at the discretion of the Chief Compliance Officer, permission to purchase in a private placement or limited offering may be granted.

            3. Blackout Periods

                  Access Persons who are In Receipt of Portfolio Information are
            prohibited from executing a Securities transaction in the same Security as a fund of a Trust, the AIT or SIT. This restriction does not prevent an Access Person from effecting a trade where the trade is pre-approved by the Chief Compliance Officer or his designee and (i) the trade is "same way" to the fund of a Trust, the AIT or the SIT and at least two (2) days after its trading is completed, or (ii) the trade is "opposite way" to a fund of a Trust, the AIT or the SIT.

            4. Short Term Trading

                  Access Persons are prohibited from engaging in Short Term
            Trading except in exigent circumstances and upon receipt of approval by the Chief Compliance Officer or his designee.

            5. Restrictions on Trading by Access Persons

                  Access Persons are generally prohibited from purchasing
            Securities other than Exempt Securities or Securities purchased in Exempt Transactions. Any purchases of other Securities or Related Fund Shares must be pre-approved by the Chief Compliance Officer or his designee.

            6. Approval by Persons Other than Chief Compliance Officer

                  In the event that the Chief Compliance Officer is not
            available, pre-approval of a trade by an Access Person can be granted by an executive officer of AZIM or an individual designated by the Chief Compliance Officer who is not involved in the trade.

                  In the event that a trade is proposed to be made for the
            benefit of the Chief Compliance Officer, pre-approval can be granted by an executive officer of AZIM.

      1.4   TRADING WHILE IN POSSESSION OF MATERIAL, NON-PUBLIC INFORMATION

      Covered Persons are prohibited from trading while in possession of material non-public information. This prohibition is discussed in Section 2 of this Code.

      1.5   SANCTIONS

      In the event that a Covered Person enters into a prohibited trade, or fails to obtain required pre-clearance, that Covered Person may be required to disgorge any profits made in the trade or to reverse the trade. These and any other violations of this Code may result in additional sanctions including, but not limited to, warnings, fines, suspension of personal Security trading privileges, and, in egregious cases, termination of employment.

      1.6   CONFIDENTIAL INFORMATION

      Confidential information and records of AZIM must be kept confidential in a suitable manner and not shared with third parties or non-involved colleagues. Data secrecy must be protected.

      1.7   GIFTS

      Covered Persons are prohibited from receiving any gift or other thing of more than nominal value from any person or entity that does business with or on behalf of AZIM. In interpreting this requirement, persons will be governed by the Allianz Life Insurance Company of North America ("Allianz") conflict policy.

      1.8   SERVICES AS DIRECTOR

      Access Persons are prohibited from serving on the board of directors or trustees of non-affiliated publicly traded companies without prior written authorization from the Chief Compliance Officer or his designee.

      1.9   RESPONSIBILITIES OF THE CHIEF COMPLIANCE OFFICER

      The Chief Compliance Officer has the authority to delegate any or all of the tasks enumerated below to any member(s) of his team.

            1. The Chief Compliance Officer shall establish and keep a list of Associated Persons and Access Persons.

            2. The Chief Compliance Officer shall notify each Covered Person of the reporting requirements of this Code and shall deliver a copy of the Code to each person. The Chief Compliance Officer will receive a signed acknowledgement of receipt of the Code from each such person in the form set out in Appendix II.

            3. The Chief Compliance Officer shall obtain a written acknowledgement of receipt of any material amendment to this Code from each Covered Person.

            4. On an annual basis, the Chief Compliance Officer shall obtain from each Covered Person an annual certification of compliance with this Code as prescribed in Appendix III. The annual certification shall be filed as soon as practicable after calendar year end.

            5. The Chief Compliance Officer shall obtain from each Access Person, upon commencement of employment and thereafter on an annual basis, reports in the form prescribed in Appendices VII and VIII. The annual report shall be obtained WITHIN TEN CALENDAR DAYS AFTER YEAR-END.

            6. The Chief Compliance Officer will review and approve personal Securities transactions as set out in this Code. The individual tasked with this review may not review or approve his or her own personal Securities transactions.

            7. The Chief Compliance Officer shall obtain from each Access Person, on a quarterly basis, reports in the form prescribed in Appendix VI. The quarterly report shall be obtained WITHIN 30 CALENDAR DAYS AFTER QUARTER END.

            8. The Chief Compliance Officer shall keep in an easily accessible place the records set forth in Section 1.11 of this Code.

            9. The Chief Compliance Officer shall document in writing decisions regarding the pre-clearance of all Securities transactions for each Access Person.

            10.The Chief Compliance Officer shall promptly and appropriately investigate any violation of this Code reported as set out in Section 1.2(6) of this Code.

            11.The Chief Compliance Officer, on behalf of AZIM, shall provide a written report to the Board of Trustees ("BOT") of the Trusts as set out in Section 1.12 of this Code.

      1.10  RESPONSIBILITIES OF THE BOARD OF GOVERNORS

      The Board of Governors ("BOG") of AZIM shall consider reports made to it by the Chief Compliance Officer and shall determine whether the policies established in this Code have been violated, and what sanctions, if any, should be imposed. The BOG shall review the operations of this Code at least annually or as dictated by changes in applicable securities regulations.

      1.11  RECORDS

      AZIM shall maintain the following records in an easily accessible place in the manner and to the extent set forth below, and will make them available for examination by representatives of the SEC:

            1. a copy of this Code and any other code which is, or at any time within the past five (5) years has been, in effect;

            2. a record of all persons who are or were within the last five years subject to this Code, or are or were responsible for reviewing reports under this Code;

            3. a copy of each report, confirmation and account statement provided by a Covered Person pursuant to this Code, for a period of not less than five (5) years from the end of the fiscal year in which it is made;

            4. a record of each decision, and the reasons supporting the decision, to approve the acquisition of an IPO or limited offering, for not less than five (5) years following the end of the fiscal year in which the approval is granted;

            5. a record of each decision, and the reasons supporting the decision, to approve acquisition by an Access Person of a Security that is not an Exempt Security that was not purchased in an Exempt Transaction, for not less than five (5) years following the end of the fiscal year in which the approval is granted;

            6. a record of each decision, and the reasons supporting the decision, to approve Short Term Trading by an Access Person, for not less than five (5) years following the end of the fiscal year in which approval was granted;

            7. a record of each decision, and the reasons supporting the decision, to approve the acquisition of a Related Fund Share by an Access Person, for not less than five (5) years following the end of the fiscal year in which the approval is granted;

            8. a record of any violation of this Code and any action taken as a result of such violation, for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs; and

            9. a copy of each annual compliance report provided by the Firm to the BOT, as required by Section 1.12 of this Code, for a period of not less than five (5) years from the end of the fiscal year in which it is made.

      1.12  REGULAR REPORTING TO FUND TRUSTEES

      AZIM will report quarterly to the BOT of each fund for which AZIM is the investment manager with respect to any issues arising pursuant to the Code since the last report, including information as to any material violations of the Code and any remedial action taken in response to a material violation of the Code. In addition, AZIM will certify that AZIM has adopted reasonable procedures necessary to prevent persons from violating the Code.

      1.13  AMENDMENTS TO THE CODE

      The Code may be amended from time to time and any material amendments or changes shall be subject to approval by the BOG of AZIM. In addition, such amendments will be provided to the BOT of each Fund for which AZIM is the investment manager within 6 months of such determination by the BOG.



                                INSIDER TRADING

SECTION 2.**INSIDER TRADING POLICY AND PROCEDURES

      2.1   STATEMENT OF GENERAL PRINCIPLES

      AZIM's policy prohibits Covered Persons from trading, either personally or on behalf of clients, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading."

      While the term "insider trading" is not defined in the federal securities laws, it is generally understood that the law prohibits: (1) trading by an insider while in possession of material, non-public information; or (2) trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or (3) communicating material non-public information to others.

      2.2   WHO IS AN INSIDER?

      The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's outside attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

      2.3   WHAT IS MATERIAL INFORMATION?

      Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of the company's Securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

      Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable or not.

      2.4   WHAT IS NON-PUBLIC INFORMATION?

      Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission ("SEC") or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

      2.5   BASIS FOR LIABILITY

            1. Fiduciary Duty Theory

                  In 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will not disclose any material non-public information or refrain from trading. Chiarella v. U.S., 445 U.S. 22
            (1980).

                  In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated
            alternate theories under which non-insiders can acquire the fiduciary duties of insiders. They can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his or her fiduciary duty to the company's shareholders.

                  However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

            2. Misappropriation Theory

                  Another basis for insider trading liability is the
            "misappropriation" theory, under which liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. In U.S. v Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from The Wall Street Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

      2.6   PENALTIES FOR INSIDER TRADING

      Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

            o civil injunctions;

            o treble damages;

            o disgorgement of profits;

            o jail sentences;

            o fines for the person who committed the violation of up to three times the amount of profit gained or loss avoided;

            o the profit gained or loss avoided, whether or not the person actually benefited; and

            o fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

      In addition, any violation of this policy statement can be expected to result in serious sanctions by AZIM, up to and including dismissal of the persons involved.

      2.7   PROCEDURES TO IMPLEMENT THE POLICY AGAINST INSIDER TRADING

      The following trading restrictions and reporting requirements have been established to aid Covered Persons in avoiding insider trading, and to aid AZIM in preventing, detecting and imposing sanctions against insider trading. Every

Covered Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

            1. No Covered Person who possesses material non-public information relating to AZIM or its affiliates, may buy or sell any Securities of AZIM or its affiliates or engage in any other action to take advantage of, or pass on to others, such material non-public information.

            2. No Covered Person who obtains material non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal Securities laws may buy or sell Securities of that company or otherwise take advantage of, or pass on to others, such material non-public information.

            3. No Covered Person shall engage in a Securities transaction with respect to any Securities of any other company, except in accordance with the specific procedures set forth in AZIM's Code.

            4. Because even inadvertent disclosure of material non-public information to others can lead to significant legal difficulties, Covered Persons should not discuss any potentially material non-public information concerning AZIM or its affiliates or other companies with other persons, except as specifically required in the performance of their duties.

      2.8   CHINESE WALL PROCEDURES

      Covered Persons should not discuss material non-public information with anyone, including other employees of AZIM or its affiliates, except as required in the performance of their regular duties. In addition, care should be taken so that such information is secure.

      2.9   RESOLVING ISSUES CONCERNING INSIDER TRADING

      The federal securities laws, including the laws governing insider trading, are complex. If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, you should contact the Chief Compliance Officer. Until advised to the contrary by the Chief Compliance Officer, you should presume that the information is material and non-public and you should not trade in the Securities or disclose this information to anyone.

                                   APPENDIX I





                                  DEFINITIONS


ACCESS PERSON

      Access Person is defined on page 1 of this Code.

ASSOCIATED PERSON

      Associated Person is defined on page 1 of this Code.

BENEFICIAL OWNERSHIP

      The following section is designed to provide a practical guide with respect to Beneficial Ownership. However, for purposes of this Code, Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") in determining whether a person is the beneficial owner of a Security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

      An individual is considered to have Beneficial Ownership of Securities if he or she has or shares a direct or indirect pecuniary interest in the Securities. An individual has a pecuniary interest in Securities if he or she has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. Generally, the following are examples which demonstrate when an individual would be considered as having beneficial ownership of the Securities:

            1. Securities held by members of the individual's immediate family sharing the same household. This presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide the individual with any economic benefit. "Immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

            2. An interest as a general partner in Securities held by a general or limited partnership.

            3. An interest as a manager or member in the Securities held by a limited liability company.

            4.    Securities held by anyone else if the individual:

            o obtains benefits substantially similar to ownership of the
               Securities;

            o can obtain ownership of the Securities immediately or at some future time; or

            o can vote or dispose of the Securities.

      An individual does not have an indirect pecuniary interest in Securities held by a corporation, partnership, limited liability company or other entity in which he or she holds an equity interest, unless the individual is a controlling equityholder or has or shares investment control over the Securities held by the entity.

      The following circumstances constitute Beneficial Ownership by an individual of Securities held by a trust:

            1. Ownership of Securities as a trustee where either the individual or members of his or her immediate family have a vested interest in the principal or income of the trust.

            2.    Ownership of a vested beneficial interest in a trust.

            3. Status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for the individual to revoke the trust.

CHIEF COMPLIANCE OFFICER

      The Chief Compliance Officer of AZIM.

COVERED PERSON

      Covered Person is defined on page 1 of this Code.

EXEMPT SECURITIES

      The following are Exempt Securities:

            1.    Direct obligations of the Government of the United States.

            2.    Bankers' acceptances.

            3.    Bank certificates of deposit.

            4. Commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements.

            5. Shares of open-end management investment companies that are not Related Fund Shares, including investment options available through variable annuities and variable life insurance contracts.

EXEMPT TRANSACTIONS

      The following are Exempt Transactions:

            1. Any transactions in Securities in an account over which an Access Person does not have any direct or indirect interest, influence, or control. There is a presumption that an individual can exert some measure of influence or control over accounts held by members of his or her immediate family sharing the same household, but convincing evidence may rebut this presumption.

            2. Purchases of Securities under automatic dividend reinvestment plans.

            3. Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Securities, to the extent they are issued with respect to Securities of which an Access Person has Beneficial Ownership.

            4. Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which an Access Person has Beneficial Ownership.

            5. Subject to the restrictions on participation in private placements set forth below, acquisitions or dispositions of Securities of a private issuer. A private issuer is a corporation, partnership, limited liability company or other entity which has no outstanding publicly-traded Securities, and no outstanding Securities which are exercisable to purchase, convertible into or exchangeable for publicly-traded Securities. However, an Access Person will have Beneficial Ownership of publicly held Securities held by a private issuer whose equity Securities he or she holds, unless the Access Person is not a controlling equityholder and does not have or share investment control over the Securities held by the entity.

            6. Any purchase or sale of fixed-income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States.

            7. Such other classes of transactions as may be exempted from time to time by the Chief Compliance Officer based upon a determination that the transactions are unlikely to violate Rule 17j-1 under the Investment Company Act of 1940, as amended, or Rule 204A-1 under the Investment Company Act of 1940, as amended. The Chief Compliance Officer may exempt designated classes of transactions from any of the provisions of this Code.

            8. Such other specific transactions as may be exempted from time to time by a Chief Compliance Officer. On a case-by-case basis, when no abuse is involved, the Chief Compliance Officer may exempt a specific transaction from any of the provisions of this Code. In these instances, the Chief Compliance Officer will document the reason for the exemption.

IN RECEIPT OF PORTFOLIO INFORMATION

      An Access Person shall be considered "In Receipt of Portfolio Information" if he or she has obtained current portfolio trading information or projected trading information pertaining to a Client account from a subadviser or otherwise within the preceding 7 days.

RELATED FUND SHARE

      A Related Fund Share is a share issued by an open-end management investment company as listed in APPENDIX IX.

SECURITIES

      The following are Securities:

            Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, interest in an open-end management investment company including but not limited to open-end exchange traded funds, unit investment trusts including but not limited to unit investment trust exchange traded funds, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

            Any variable annuity or variable life insurance contract is also considered to be a Security for purposes of this Code.

      The following are not considered Securities for the purposes of this Code:
Currency futures, commodities and futures and options traded on a commodities exchange. However, futures and options on any group or index of securities are considered Securities for purposes of this Code.

SHORT-TERM TRADING

      A Short-Term Trade is any (1) purchase and sale or (2) sale and purchase of the same or a substantially similar security issued by the same issuer within thirty (30) days where such subsequent transaction results in an investment gain to the individual placing the transaction.

                                  APPENDIX II





                       ALLIANZ INVESTMENT MANAGEMENT LLC





                         ACKNOWLEDGEMENT CERTIFICATION


                                      FOR
                                 CODE OF ETHICS
                                      AND
                             INSIDER TRADING POLICY


      I hereby certify that I have received, read and understand the attached Allianz Investment Management LLC Code of Ethics and Insider Trading Policy and I acknowledge that I am subject to it. Pursuant to such Code, I recognize that I must disclose or report all personal Securities holdings and transactions required to be disclosed or reported thereunder if I am an Access Person, and I must comply in all other respects with the requirements of the Code. I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the foregoing Code has occurred. I understand that any failure to comply in all aspects with the foregoing and these policies and procedures may lead to sanctions including dismissal.


      I am submitting this acknowledgment as an:


            ___   Associated Person


            ___   Access Person


Date:


                                           Signature





                                           Print Name

                                  APPENDIX III





                       ALLIANZ INVESTMENT MANAGEMENT LLC





                              ANNUAL CERTIFICATION
                                      FOR
                                 CODE OF ETHICS
                                      AND
                             INSIDER TRADING POLICY


      I hereby certify that I have complied with the requirements of the Code of Ethics and Insider Trading Policy for the year ended December 31, ____.
Pursuant to the Code, I have disclosed or reported all personal Securities holdings and transactions required to be disclosed or reported thereunder if I am an Access Person, and complied in all other respects with the requirements of the Code. I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the Code has occurred.


      I am submitting this annual certification as an:


            ___   Associated Person


            ___   Access Person


Date:


                                           Signature





                                           Print Name

                                  APPENDIX IV





                       ALLIANZ INVESTMENT MANAGEMENT LLC
                            TRADE PRECLEARANCE FORM
                              For Access Persons





                  PLEASE USE A SEPARATE FORM FOR EACH SECURITY


Name of Access Person:

Broker:

Account Number:

Buy or Sell:

Quantity:

Ticker:

Issue (Full Security Description):

Are you In Receipt of Portfolio Information (yes or no)  _____

If yes, see Code Section 1.3.3.

Is the Security an IPO (yes or no)?  _____

Is the Security a private placement (yes or no)?  _____

Have you purchased or sold the same security or a substantially similar security issued by the same issuer within the preceding thirty (30) days (yes or no)? _____

      If yes, will today's transaction result in an investment gain (yes or no)?
      _______

Is the Security an Exempt Security or purchased in an Exempt Transaction (yes or no)? _____

If the Security you want to buy or sell is a mutual fund share, is the share a Related Fund Share (yes or no)? _____

Proposed date of Purchase/Sale:

Price Range of Proposed Purchase/Sale:

Special Instructions (if any):

APPROVALS ARE VALID UNTIL THE CLOSE OF BUSINESS ON THE DATE APPROVAL HAS BEEN GRANTED (THE "TRANSACTION DATE"). ACCORDINGLY, GTC (GOOD TILL CANCELED) ORDERS ARE PROHIBITED. A NEW PRECLEARANCE FORM IS REQUIRED IF A TRADE IS NOT EXECUTED

BY THE CLOSE OF BUSINESS ON THE TRANSACTION DATE. IT IS EACH EMPLOYEE'S RESPONSIBILITY TO COMPLY WITH ALL PROVISIONS OF THE CODE. OBTAINING PRECLEARANCE SATISFIES THE PRECLEARANCE REQUIREMENTS OF THE CODE AND DOES NOT IMPLY COMPLIANCE WITH THE CODE'S OTHER PROVISIONS.

BY SIGNING BELOW (OR BY EMAILING THIS REQUEST TO THE CHIEF COMPLIANCE OFFICER OR HIS DESIGNEE) THE EMPLOYEE CERTIFIES THE FOLLOWING: THE EMPLOYEE AGREES THAT THE ABOVE ORDER IS IN COMPLIANCE WITH THE CODE AND IS NOT BASED ON KNOWLEDGE OF AN ACTUAL CLIENT ORDER IN THE SECURITY THAT IS BEING PURCHASED OR SOLD, OR KNOWLEDGE THAT THE SECURITY IS BEING CONSIDERED FOR PURCHASE OR SALE IN ONE OR MORE SPECIFIC CLIENT ACCOUNTS, OR KNOWLEDGE OF A CHANGE OR PENDENCY OF A CHANGE OF AN INVESTMENT MANAGEMENT RECOMMENDATION. THE EMPLOYEE ALSO ACKNOWLEDGES THAT HE/SHE IS NOT IN POSSESSION OF MATERIAL, NON-PUBLIC INFORMATION PERTAINING TO THE SECURITY OR ISSUER OF THE SECURITY.

ACCESS PERSON SIGNATURE:

DATE:

Approvals

-----------------------------------------------------------
|This area reserved for Compliance Use only               |
-----------------------------------------------------------
|Trade Has Been                 |Date Approved|Approved By|
|                               |             |           |
|[ ]  Approved [ ]  Not Approved|             |           |
-----------------------------------------------------------

Comments:

                                   APPENDIX V





                    OUTSIDE BROKERAGE ACCOUNT SAMPLE LETTER


RE:

      Name



      Brokerage Account(s) Numbers

To Whom It May Concern:

      This letter is to inform you that I am associated with Allianz Investment Management LLC, a registered investment adviser. With respect to the above-referenced account(s), I hereby request that you send duplicate confirmations and statements to the following address:

      Allianz Investment Management LLC
      5701 Golden Hills Drive
      Minneapolis, MN 55416
      Attn:  Chief Compliance Officer
      cc:  Chief Compliance Officer, Allianz Investment Management LLC

                                  APPENDIX VI





                     PERSONAL SECURITIES TRANSACTION REPORT


                       For the Quarter Ended ___/___/____


               ALLIANZ INVESTMENT MANAGEMENT LLC - ACCESS PERSONS


Were all transactions in the quarter reported on confirmations or account statements provided to AZIM, or are they attached to this Form, and did the confirmations or account statements contain the information required by this Form (yes or no)? _____

If yes, trades are not required to be listed on this form. This report must be submitted to AZIM's Chief Compliance Officer NO LATER THAN 30 DAYS AFTER THE CLOSE OF THE CALENDAR QUARTER.

Was a new brokerage, mutual fund or variable product account established in the quarter (yes or no)? _____

If yes, name broker:

 Name Signature Date

TRADE DATE  BOUGHT/SOLD  SECURITY NAME/TICKER SYMBOL OR CUSIP  QUANTITY*  BROKER & ACCOUNT NO.  PRICE
                                                                                                BUY/SELL






* number of shares for equity Securities; principal amount, interest rate and maturity date for debt Securities

[ ]CHECK THIS BOX IF TRANSACTION STATEMENTS FOR ALL TRANSACTIONS ARE ATTACHED.




Signature                      Date





Print Name

                                  APPENDIX VII
                       ALLIANZ INVESTMENT MANAGEMENT LLC
                  INITIAL PERSONAL SECURITIES HOLDINGS REPORT


      In accordance with the Code of Ethics, below is a list of all Securities in which I have Beneficial Ownership, and all accounts in which these Securities are held. This includes not only Securities held by brokers, but also mutual fund shares, variable annuity or life insurance contracts and Securities held at home, in safe deposit boxes, or by an issuer. This report is current as of a date not more than 45 days prior to my becoming an Access Person.

Name of Access Person:  _                  ____

Broker(s) at which Account(s) is (are) Maintained:

 NAME ON ACCOUNT  BROKER  ACCOUNT #
------------------------------------

------------------------------------

------------------------------------

------------------------------------

------------------------------------

------------------------------------

      For each account, attached is the most recent account statement listing Securities in that account. By signing this document, I am certifying that I have caused duplicate confirms and duplicate statements to be sent to the Chief Compliance Officer for every account that trades in Securities other than Exempt Securities (as defined in the Code). Listed below are all Securities that are not reflected in an account statement.

Security Name/Ticker Symbol or CUSIP Quantity*  Security Name/Ticker Symbol or CUSIP Quantity*




* number of shares for equity Securities; principal amount, interest rate and maturity date for debt Securities

(ATTACH SEPARATE SHEET IF NECESSARY)

I certify that this form and the attached statements (if any) constitute all Securities in which I have Beneficial Ownership as defined in the Code.




Signature                                  Date




Print Name

                                 APPENDIX VIII
                       ALLIANZ INVESTMENT MANAGEMENT LLC
                   ANNUAL PERSONAL SECURITIES HOLDINGS REPORT


      In accordance with the Code of Ethics, below is a list of all Securities in which I have Beneficial Ownership, and all accounts in which these Securities are held. This includes not only Securities held by brokers, but also mutual fund shares, variable annuity or life insurance contracts and Securities held at home, in safe deposit boxes, or by an issuer. This report is current as of a date not more than 45 days prior to the date I will submit this report.

Name of Access Person:                           _____

Broker(s) at which Account(s) is (are) Maintained:

 NAME ON ACCOUNT  BROKER  ACCOUNT #
------------------------------------

------------------------------------

------------------------------------

------------------------------------

------------------------------------

------------------------------------

      By signing this document, I am certifying that I have caused duplicate confirms and duplicate statements to be sent to the Chief Compliance Officer for every account that trades in Securities other than Exempt Securities (as defined in the Code). Listed below are all Securities that are not reflected in an account statement.

Security Name/Ticker Symbol or CUSIP Quantity*  Security Name/Ticker Symbol or CUSIP Quantity*





* number of shares for equity Securities; principal amount, interest rate and maturity date for debt Securities
(ATTACH SEPARATE SHEET IF NECESSARY)

I certify that this form identifies all Securities in which I have Beneficial Ownership as defined in the Code.




Signature                                  Date




Print Name

                                  APPENDIX IX

                       ALLIANZ INVESTMENT MANAGEMENT LLC



                              RELATED FUND SHARES
                               (AS OF 1/26/2009)

Shares of the following mutual funds are considered Related Fund Shares under this Code of Ethics:

AIM International Growth Fund
BlackRock Capital Appreciation Fund
BlackRock Money Market Portfolio
Columbia Small Cap Value Fund I
Columbia Mid Cap Value Fund
Columbia Technology Fund
Davis New York Venture Fund
Dreyfus Founders Equity Growth Fund
Dreyfus Investment Portfolios Small Cap Stock Index Portfolio
Dreyfus Stock Index Fund
Franklin Small Cap Value Fund
Jennison 20/20 Focus Fund
JPMorgan U.S. Equity Fund
Morgan Stanley Global Real Estate Fund
Nicholas Applegate International Systematic Fund
OCC Opportunity Fund
Oppenheimer Global Fund
Oppenheimer International Growth Fund
PIMCO Fundamental IndexPLUS TR Fund
Schroder Emerging Market Equity Fund
Van Kampen Comstock Fund
Van Kampen Equity and Income Fund
Van Kampen Global Franchise Fund
Van Kampen Growth and Income Fund
Van Kampen Mid Cap Value Fund
Vanguard International Explorer Fund